UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22784	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 25, 2005, the Compensation Committee of the Board of Directors of Gateway, Inc. (the “Company”) adopted the Gateway, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”). The Plan amends and restates the Gateway, Inc. Deferred Compensation Plan, which was established in 1996, amended in 1998 and frozen in 2004. The Plan is intended to comply with the requirements of the recently enacted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but is not intended to be a qualified plan within the meaning of sections 401(a) and 501(a) of the Code. The Company shall establish a so-called “Rabbi Trust” in connection with expected liabilities under the Plan.

Only employees of the Company who have attained the Director level or above (or employees at an equivalent pay scale) in the Company (“Eligible Employees”) and members of the Board of Directors may participate in the Plan. Under the Plan, Eligible Employees may defer up to 90% of their base salary, bonuses and incentives and up to 100% of the gain or income they receive with respect to certain equity-based compensation. Members of the Board of Directors may defer up to 100% of their retainer and meeting fees and up to 100% of the gain or income they receive with respect to certain equity-based compensation. Deferred amounts shall be credited to an account established for each participant and shall be deemed invested as specified by the participants in assumed investment alternatives designated by the Plan’s administrator. The Plan does not provide for employer matching, but does allow for discretionary contributions by the Company in its sole discretion. Any discretionary contributions by the Company will vest 50% after one year and the remainder after two years, subject to acceleration if permitted under the Code in the event of retirement, disability, death or a Company change in control.

At the time a participant makes his or her initial deferral election, participants may select up to ten specific dates to receive taxable payout distributions under the Plan, provided that distributions may not occur earlier than three years after the participant commences participation in the Plan and participants may not receive more than one distribution in any calendar year. Payouts under the Plan are made at retirement, disability or termination of employment. The Plan also allows for early distributions in the event of an unforeseeable financial emergency, as determined by the committee administering the Plan. In the event of a participant’s death, the Plan provides for a supplemental survivor benefit of two times the participant’s net deferrals, up to a maximum benefit of $3,000,000. In the event of a Company change in control, the administrator shall terminate the Plan and make immediate lump sum payments to participants, to the extent permitted under the final regulations of the Code.

A copy of the Plan will be filed with the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2005

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER Michael R. Tyler Chief Legal and Administrative Officer